EXHIBIT 99.1
                              --------------, 1997



Dear Shareholder:

       Enclosed is a Prospectus and enrollment form for the Dividend Reinvestment and Stock Purchase Plan of National Bancorp of Alaska, Inc. All holders of common stock of the Company are eligible to participate in the Plan. Please review the enclosed Prospectus carefully.

       Reinvestment of cash dividends will begin with the dividend period following receipt of your enrollment card.

       To enroll: If you are not currently participating in the Plan and wish automatic reinvestment of all cash dividends, complete and return the enrollment form in the enclosed envelope.

       If   you   have   any    questions    regarding    the    Plan,    please

call---------------------------- ,  at (907) ------------------------.

                                                   Sincerely,